Exhibit 99.1
Discovery Holding Company
First Quarter Earnings Release
Englewood, Colorado – On May 9, 2007, Discovery Holding Company (“DHC”) will file its Form 10-Q with the Securities and Exchange Commission for the three months ended March 31, 2007. The following release is being provided to supplement the information provided in the 10-Q.
DHC is comprised of a 100% ownership interest in Ascent Media Group, LLC (“Ascent Media” or “AMG”), a 100% ownership interest in AccentHealth, LLC (“AccentHealth”) and a 50% ownership interest in Discovery Communications, Inc. (“DCI”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. DCI is a global media and entertainment company that provides programming in over 170 countries and territories.
On March 29, 2007, DCI announced that it had entered into a non-binding letter of intent with Cox Communications Holdings, Inc. (“Cox”), a 25% shareholder of DCI, pursuant to which DCI would redeem Cox’s ownership interest in DCI for all of the capital stock of a subsidiary of DCI that will hold Travel Channel, travelchannel.com, Antenna Audio and approximately $1.275 billion in cash. DCI expects to raise the cash amount through additional financing, and expects to retire the equity shares previously owned by Cox. Completion of the transaction is subject to negotiation of definitive documents and various conditions, including regulatory clearances and approvals. Upon completion of the transaction, which is expected to close in the second quarter of 2007, DHC would own a 66-2/3% interest in DCI.
Discovery
The presentation below presents information regarding 100% of DCI’s revenue, operating cash flow and other selected financial metrics even though DHC only owns 50% of the equity of DCI and accounts for DCI as an equity affiliate. Please see page 4 for a discussion of why management believes this presentation is meaningful to investors.
DCI’s revenue increased 10% to $728 million and operating cash flow increased 24% to $180 million. Total revenue increased due to a 7% increase in distribution revenue, a 9% increase in advertising revenue and a $7 million, or 85%, increase in education revenue.
U.S. Networks’ revenue increased 10% to $486 million and operating cash flow increased 18% to $180 million. The increase in revenue was due to growth in distribution and advertising revenue across the portfolio and the inclusion of Antenna Audio revenue in the current year. Distribution revenue increased 7% due to a 6% increase in paying subscription units during the year and contractual rate increases. DCI continued to experience strong ratings increases during the quarter at its largest networks, the Discovery Channel and TLC. The Discovery Channel in particular enjoyed an extremely strong first quarter with 13% growth in prime time ratings for Adults 25-54. Net advertising revenue increased 10% primarily due to higher advertising sell-out rates and higher audience delivery on most channels, notably the Discovery Channel and TLC.

U.S. Networks operating expenses increased 5% due to an increase in programming expense and SG&A. Programming expense increased due to the company’s continued investment in original productions across all U.S. networks. The increase in SG&A was primarily due to an increase in personnel expense resulting from headcount from 2006 acquisitions combined with compensation increases.
International Networks revenue increased 8% to $208 million and operating cash flow decreased 39% to $19 million. The increase in revenue was due to growth in both distribution and advertising revenue. Net distribution revenue increased 8% due to a 13% increase in paying subscription units combined with contractual rate increases in certain markets. Growth in paying subscription units was primarily due to growth in Europe and Asia. In January 2007, and in connection with the settlement of terms under a pre-existing distribution agreement, Discovery completed negotiations for the renewal of long-term distribution agreements for certain of its U.K. networks and, as previously disclosed, paid a distributor $195.8 million. Most of the payment was attributed to the renewal period and is being amortized over a five year term. As a result, launch amortization at the International Networks, a contra-revenue item, was $10 million in 2007 compared to $2 million in 2006. Net advertising revenue increased 4% primarily due to higher viewership in Europe and Latin America combined with an increased subscriber base in most markets worldwide. Operating expenses increased 17% due to increased programming costs and SG&A expense. Programming and S,G&A costs increased due to the launch of several networks along with a new free-to-air channel in Germany branded as DMAX which was acquired in March 2006. Excluding the effects of exchange rates, revenue increased 2% and operating cash flow decreased 39%.
Revenue in the Commerce, Education and Other division increased 48%, or $11 million. The increase was due to an 85%, or $7 million, increase in education revenue combined with a 15%, or $3 million, increase in commerce revenue. The increase in education revenue comes from a combination of a 12% increase in paying school subscription units and improved customer yields as a result of the increased focus on Discovery’s direct-to-school distribution platform, unitedstreaming, as well as the division’s other premium direct-to-school subscription services. The increase in commerce revenue was driven by increases in both the retail store business and direct-to-consumer e-commerce business. During the first quarter of 2007, Discovery initiated a strategic review of its commerce business to evaluate potential new operating alternatives with a target of reaching a conclusion in the second quarter of 2007. Operating expenses decreased 13% due to a decrease in education expenses. In the education business, the decrease is primarily due to a $4 million reduction in personnel expense as a result of a business restructuring, combined with a $5 million reduction in marketing expense as DCI re-focuses the direction of its education business. Operating losses decreased by 50% to $19 million primarily due to the decrease in spending in the education business.
DCI’s outstanding debt balance was $2.9 billion at March 31, 2007.
DHC
DHC’s consolidated revenue increased $20 million, or 13%, and consolidated operating cash flow increased $2 million, or 15%. Ascent Media is structured into two global operating divisions – Creative Services Group and Network Services Group. Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and advertisements. Network Services Group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group’s revenues are also driven by systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.

Creative Services Group revenue increased $12 million and operating cash flow increased $1 million. Revenue increased $12 million, or 12%, due to higher commercial revenue in the U.S., higher feature revenue driven by increased titles for post-production and audio services and higher media services revenue driven by growth in digital vaulting and digital distribution services. These revenue increases were partially offset by a slight decrease in television post-production services. Operating expenses increased due to more labor intensive commercial and feature projects. Network Services Group revenue increased $8 million, or 15%, while operating cash flow decreased $1 million. The increase in revenue was the result of increased system integration services revenue due to the timing of projects and the inclusion of AccentHealth’s operations for the entire quarter in the current year. These Network Services revenue increases were partially offset by lower content distribution revenue primarily due to the termination of certain distribution contracts in the U.K. and other revenue decreases primarily due to a large one-time project in 2006. Operating expenses increased due to increased volumes partially offset by a $2 million decrease in S,G & A expenses resulting from the restructuring which occurred in the third and fourth quarter of 2006, lowering headcount and personnel costs.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand alone basis for DCI and for the consolidated results of DHC for the three months ended March 31, 2007.
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2007 to the same periods in 2006. Please see page 6 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and DCI to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2007 presentation.
OUTSTANDING SHARES AND LIQUIDITY
At March 31, 2007, there were approximately 280.2 million outstanding shares of DISCA and DISCB and 4.9 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At March 31, 2007, there were 4,833,257 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $84.7 million. At March 31, 2007, DHC had $203 million of cash and liquid investments and no debt.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of DCI’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-Q of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 7 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for DCI included herein presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for DCI even though DHC owns only 50% of DCI and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in DCI. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause DCI to distribute to DHC our proportionate share of the revenue or operating cash flow of DCI.
The selected financial information presented for DCI was obtained directly from DCI. DHC does not control the decision-making processes or business management practices of DCI. The above discussion and following analysis of DCI’s operations and financial position have been prepared based on information that DHC receives from DCI and represents DHC’s views and understanding of DCI’s operating performance and financial position based on such information. DCI is not a separately traded public company, and DHC does not have the ability to cause DCI’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if DCI’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on DHC’s consolidated financial statements.

QUARTERLY SUMMARY

(amounts in millions)	1Q06	2Q06	3Q06	4Q06	1Q07

DISCOVERY HOLDING COMPANY (100%)
Revenue	$154	166	169	199	174
OCF	$13	10	17	19	15
Operating Income (Loss)	$(3)	(6)	(97)	(9)	(1)

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Revenue – U.S. Networks (1)	$443	498	469	516	486
Revenue – International Networks (2), (3)	193	207	223	256	208
Revenue – Commerce, Education & Other (4)	23	28	30	127	34

Revenue – Total	$659	733	722	899	728

OCF – U.S. Networks (1)	$152	206	188	181	180
OCF – International Networks (2), (3)	31	25	36	24	19
OCF – Commerce, Education & Other (4)	(38)	(41)	(31)	(11)	(19)

OCF – Total	$145	190	193	194	180

Operating Income	$110	152	160	128	122

(1)	DCI – Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home, Military Channel, Discovery HD Theater, Fit TV, BBC-America, BBC World News Representation and online and other initiatives.

(2)	DCI – Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe; DMAX in Germany; Discovery Turbo in Latin America, Spain and Portugal and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain and Portugal).

Discovery Networks International Joint Ventures – Consolidated

Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(3)	DCI – Discovery Networks International – Equity Affiliates:

DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(4)	DCI – Commerce, Education and Other: Commerce, Education & Other is comprised of a North American chain of over 100 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and DCI on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).
DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the three months ended March 31, 2006 and 2007, respectively.

(amounts in millions)	2006	2007

Consolidated segment operating cash flow	$13	15
Stock-based compensation	—	(1)
Depreciation and amortization	(16)	(15)
Share of earnings of DCI	21	22
Other, net	2	9

Earnings before income taxes	$20	30

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007, respectively.

(amounts in millions)	1Q06	2Q06	3Q06	4Q06	1Q07

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$13	10	17	19	15
Depreciation and Amortization	(16)	(16)	(16)	(20)	(15)
Stock-Based Compensation Expense	—	—	—	(3)	(1)
Impairment of Goodwill	—	—	(93)	—	—
Other	—	—	(5)	(5)	—

Operating Loss	$(3)	(6)	(97)	(9)	(1)

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow	$145	190	193	194	180
Depreciation and Amortization	(30)	(33)	(32)	(38)	(35)
Long-Term Incentive Plan	(5)	(5)	(1)	(28)	(12)
Restructuring Charge	—	—	—	—	(11)

Operating Income	$110	152	160	128	122